CONSENT OF WILLIAM E. ROSCOE

The undersigned hereby consents to:

(i)

the filing of the written disclosure regarding the technical report entitled “Technical Report on the Henry Mountains Complex Uranium Property, Utah, U.S.A.” dated June 27, 2012 (the “Technical Disclosure”), contained in the Annual Report on Form 10-K for the period ended December 31, 2015 (the “10-K”) of Energy Fuels Inc. (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)	the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-3 Registration Statement being filed with the SEC, and any amendments thereto (the “S-3”); and

(iii)	the use of my name in the 10-K and the S-3.

(Signed) “William E. Roscoe”
William E. Roscoe, Ph.D., P.Eng.

Date: April 15, 2016

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